Exhibit 4.2

iShares® Copper Trust

Standard Terms for Authorized Participant Agreements

Dated as of [            ], 20[    ]

- i -

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of [            ], 20[    ] by and between The Bank of New York Mellon, a New York banking corporation, and BlackRock Asset Management International Inc., a Delaware corporation.

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Trustee, the Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Trustee of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders.

Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled Order.

Section 1.07. Title to Deposit Property and Shares Surrendered for Redemption. The Authorized Participant represents and warrants to the Trustee that

(a) in connection with each Purchase Order, the Authorized Participant will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that upon delivery of such Deposit Property to the Custodian and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

(b) in connection with a Redemption Order, the Authorized Participant will have full power and authority to surrender to the Trustee for redemption the corresponding Shares, and upon such surrender the Trust will acquire good and unencumbered title to such Shares, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such Shares on a “regular way” basis.

Section 1.08. Certain Payments or Distributions.

(a) With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant. Likewise, the Authorized Participant acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust.

(b) With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, and as requested from time to time by the Trustee but no less frequently than annually, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”). Such certificate may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Trustee shall issue to each Authorized Participant a unique personal identification number (“PIN Number”) by which such Authorized Participant shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke the PIN Number at any time upon written notice to the Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner. Upon receipt of such written request, the Trustee shall, as promptly as practicable, de-activate the PIN

Number. If an Authorized Participant’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Trustee. The Authorized Participant agrees that, absent the Trustee’s fraud, willful misconduct or failure to cancel the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of the Authorized Participant’s PIN Number prior to the time the Authorized Participant provides notice to the Trustee of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Trustee and such notice shall be effective upon receipt by the Trustee; and (ii) request a new PIN Number. The Trustee shall, as promptly as practicable, de-activate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Trustee may assume that all instructions issued to it using the Authorized Participant’s PIN Number have been properly placed by Authorized Representatives, unless the Trustee has actual knowledge to the contrary or the Authorized Participant has revoked its PIN Number and such revocation has been acknowledged by the Trustee. The Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Trustee previously received from the Authorized Participant written notice to revoke its PIN Number.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Trustee.

Section 3.02. Broker-Dealer Status. The Authorized Participant represents and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing of the FINRA. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, By-Laws and NASD/FINRA Conduct Rules of the FINRA applicable to its activities as an Authorized Participant, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

Section 3.03. Foreign Status. If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of the FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made (e.g., it will not offer or sell Shares of the Trust in any state or jurisdiction where they may not lawfully be offered and/or sold), to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the NASD/FINRA Conduct Rules.

Section 3.04. Compliance with Certain Laws. If the Authorized Participant is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. PATRIOT Act”), the Authorized Purchaser is in compliance with the anti-money laundering and related provisions of the U.S.A. PATRIOT Act.

Section 3.05. Authorized Participant Status.

(a) The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

(b) The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) it is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Trustee to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Trustee reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

MARKETING MATERIALS AND REPRESENTATIONS

Section 5.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that:

(a) it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees to provide each purchaser of Shares, whenever required by Rule 173 under the 1933 Act, a notice in compliance with the provisions of such Rule. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the Shares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business research reports, institutional sales materials (as such term is defined in NASD Rule 2211 as of the date hereof), correspondence (as such term is defined in NASD Rule 2211 as of the date hereof) and other similar materials that include information, opinions or recommendations relating to the Shares, provided that such materials comply with applicable FINRA Rules. The Authorized Participant agrees that any representation or statement in such reports, institutional sales materials, correspondence or similar materials will be consistent with the Prospectus and will not contain any untrue statement of a material fact related to the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Authorized Participant Agrees that the Authorized Participant shall be fully responsible and liable for such reports, institutional sales material, correspondence and similar materials; and

(b) so long as the Authorized Participant Agreement remains in effect, it may be identified or named as an “Authorized Participant,” or any similar designation, in the Prospectus or any materials relating to the Shares or as may be necessary to meet applicable legal requirements.

Section 5.02. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify the Authorized Participant when a revised, supplemented or amended Prospectus for the Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Agreement.

(a) The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Custodian (which the parties agree is a third-party beneficiary under this Section 6.01(a)) their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations, warranties or covenants of the Authorized Participant (including under Section 3.2 of the Depositary Trust Agreement); (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; or (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant or an Authorized Representative.

(b) The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trustee or any Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Commencement of Trading. The Authorized Participant may not submit an Order prior to the effectiveness of the registration statement, or amendment to the registration statement, filed with the Securities and Exchange Commission and pursuant to which the Authorized Participant is identified as such in the Prospectus.

Section 7.02. Definitions. The capitalized terms used herein are defined as follows.

(a) “1933 Act” means the U.S. Securities Act of 1933, as amended.

(b) “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

(c) “Authorized Participant Agreement” shall mean each Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference.

(d) “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(e) “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

(f) “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

(g) “Basket” shall have the meaning ascribed to it in the Recitals to the Authorized Participant Agreement.

(h) “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(i) “Business Day” shall mean each day the exchange on which the Shares trade is open for regular trading.

(j) “Custodian” shall have the meaning ascribed to it in the Procedures.

(k) “Deposit Property” means property which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant to the Trust in exchange for Shares.

(l) “DTC” means The Depository Trust Company.

(m) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(n) “Indemnified Party” shall have the meaning ascribed to it in Section 6.01(a) hereof.

(o) “Shares” means Shares issued by the Trust pursuant to the provisions of the Trust Agreement.

(p) “NASD” means the National Association of Securities Dealers, Inc.

(q) “Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

(r) “Procedures” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

(s) “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

(t) “Purchase Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

(u) “Redemption Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

(v) “Sponsor” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(w) “Trust” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(x) “Trust Agreement” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(y) “Trustee” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

IN WITNESS WHEREOF, the Sponsor and the Trustee have executed these Standard Terms as of the date set forth above.

THE BANK OF NEW YORK MELLON, in its capacity as Trustee of the iShares® Copper Trust,

By:
Name:
Title:

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC, in its capacity as Sponsor

By:		By:
	Name:		Name:
	Title:		Title: